UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 5, 2008

LIQUIDITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.		20036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Liquidity Services, Inc., a Delaware corporation (“LSI”), and Liquidity Services Limited, a wholly-owned subsidiary of LSI   incorporated under the laws of England (“LSL”), have entered into share purchase agreements (each, a “Share Purchase Agreement”) with David M. Jacobs, Simon Jacobs, Darren M. Dorrington and Darren L. Innocent (collectively, the “Sellers”) under which LSL will acquire (the “Acquisition”) all of the issued share capital of each of Geneva Industries Ltd. (“GIL”), Willen Trading Ltd. (“WTL”) and Geneva Auctions Ltd. (“GAL”, and together with GIL and WTL, the “Geneva Group”).  The Share Purchase Agreements with respect to the share capital of GIL and WTL are dated April 5, 2008, and the Share Purchase Agreement with respect to the share capital of GAL is dated April 6, 2008.

The aggregate consideration to be paid to the Sellers at Closing will consist of a cash payment of approximately $17.0 million, subject to post-closing purchase price adjustments.  In addition, the Sellers will be eligible to receive contingent earn-out payments of up to approximately $2.9 million, payable over the three years following the Closing, based on the operating results of the Geneva Group.  Ten percent of the amount payable to each Seller upon Closing will be held in escrow for a period of 12 months following the Closing and will be used to fund any downward adjustment in the purchase price and to fund any indemnification obligation owed by such Seller under the Share Purchase Agreements.  The Closing of the Acquisition is subject to satisfaction of customary closing conditions.  The Share Purchase Agreements may be terminated under various circumstances, including, among others, in the event of a material breach of any warranty or covenant.

Prior to the Acquisition, there were no material relationships between LSI or its affiliates, on the one hand, and the Geneva Group, or the Sellers, on the other hand.

A press release, issued on April 10, 2008, announcing the Share Purchase Agreements is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press Release, dated April 10, 2008, with respect to the Share Purchase Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: April 10, 2008	By:	/s/ James E. Williams
	Name:	James E. Williams
	Title:	Vice President, General Counsel and
Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated April 10, 2008, with respect to the Share Purchase Agreements.